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                                                                    EXHIBIT 99.A

                             FOR IMMEDIATE RELEASE


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NASDAQ Traded                      Contact: Mark Mikelait
Symbol: MCCL                                Treasurer
                                   Tel:     (419) 468-2120
                                   Fax:     (419) 468-4895

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                            McCLAIN INDUSTRIES, INC.
            ANNOUNCES EARNINGS FOR THE SECOND QUARTER IN FISCAL 2000

Sterling Heights, Michigan, May 5, 2000 - McClain Industries, Inc. NASDAQ Symbol (MCCL) today announced it's sales and earnings for the second quarter and six months ended March 31, 2000.

Sales for the second quarter ended March 31, 2000, were a record $38,334,080 compared to $31,856,781 for the same quarter a year earlier. Net income for the quarter was $799,614 or $.17 a share compared to $958,655 or $.20 a share for quarter ending March 31, 1999. Sales for the six months ended March 31, 2000 were a record $67,926,698 compared to $59,013,687 for the six months ended March 31, 1999. Net income for the six months ended March 31, 2000 was $1,277,884 or $.28 a share compared to $1,520,0441 or $.32 a share for the same period in the prior year.

"While record sales are indicative of the demand for our products and the order backlog continues at a strong pace, higher interest rates and increased borrowings on inventories of trucks continued to affect our net income," said Kenneth D. McClain, President and Chief Executive Officer. "During the remainder of Fiscal 2000, we expect to continue the improvements in our sales and customer base."

McClain Industries is one of the nation's leading manufacturers of solid waste handling and transportation equipment for the solid waste disposal and recycling industry and of a diversified line of dump truck bodies.

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                              Condensed Consolidated Statements of Operations
                                                 (Unaudited)

                              Three Months Ended             Six Months Ended
                                   March 31,                     March 31,
                              2000           1999           2000           1999
                              ----           ----           ----           ----
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Net Sales                     $38,334,080    $31,856,781    $67,926,698    $59,013,687
Cost of Sales                  31,809,115     26,080,107     55,814,549     48,394,916
                              -----------    -----------    -----------    -----------
Gross Profit                    6,524,965      5,776,674     12,112,149     10,618,771
Selling & Administrative        4,251,512      3,891,727      8,184,442      7,338,270
                              -----------    -----------    -----------    -----------
Operating Profit                2,273,453      1,884,947      3,930,707      3,280,501
Other Income (Expense)         (1,062,839)      (432,292)    (1,994,823)      (977,060)
                              -----------    -----------    -----------    -----------
Income Before Income Taxes      1,210,614      1,452,655      1,935,884      2,303,441
Provision for Income Taxes        411,000        494,000        658,000        783,000
                              -----------    -----------    -----------    -----------
Net Income                    $   799,614    $   958,655    $ 1,277,884    $ 1,520,441
                              ===========    ===========    ===========    ===========
Earnings Per Share            $       .17    $       .20    $       .28    $       .32
                              ===========    ===========    ===========    ===========
Shares Outstanding              4,600,268      4,667,427      4,600,268      4,667,427
                              ===========    ===========    ===========    ===========
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